Exhibit 99.1

Digi International Reports Fourth Fiscal Quarter and Full Year 2013 Results
Revenue for Fourth Fiscal Quarter 2013 Increases by 8.7% Compared to Fourth Fiscal Quarter 2012

Digi International® Inc. (NASDAQ: DGII, www.digi.com) reported revenue of $51.4 million for the fourth fiscal quarter of 2013, compared with $47.2 million for the fourth fiscal quarter of 2012, an increase of $4.2 million, or 8.7%. Net income was $2.0 million, or $0.08 per diluted share, in the fourth fiscal quarter of 2013 compared to $2.5 million, or $0.09 per diluted share, in the year ago comparable quarter. Revenue exceeded the Street revenue consensus estimate for the fourth fiscal quarter of 2013 and earnings per diluted share met the Street GAAP consensus estimate for the fourth fiscal quarter of 2013.
“We were especially pleased with the 24.9% increase in our growth products and services in the fourth quarter compared to the same period last year,” said Joe Dunsmore, President and Chief Executive Officer.  “This brings our mix of growth products and services to 56.7% of our total revenue for fiscal 2013. We recently landed our first customer for The Social Machine® and we are excited by the sales pipeline for the new Etherios-branded software-as-a-service offering."
Below is a table setting forth certain GAAP and non-GAAP results:

GAAP Results
(in thousands, except per share data)	Q4 2013	Q4 2012	YTD 2013	YTD 2012
Net Sales	$51,369	$47,248	$195,381	$190,558
Operating Income	$3,564	$4,554	$7,547	$10,881
Net Income	$2,047	$2,462	$5,805	$7,615
Net Income per Diluted Share	$0.08	$0.09	$0.22	$0.29

Non-GAAP Results*
(in thousands, except per share data)	Q4 2013	Q4 2012	YTD 2013	YTD 2012
Operating Income	$4,275	$4,554	$9,746	$12,140
Net Income	$2,380	$2,133	$6,473	$6,813
Net Income per Diluted Share	$0.09	$0.08	$0.25	$0.26
* A table with a detailed reconciliation to non-GAAP information is provided at the end of this earnings release.
Business Results for the Three Months Ended September 30, 2013
During the fourth fiscal quarter of 2013, Digi began presenting product and service net sales and cost of product and cost of service on the face of its Condensed Consolidated Statements of Operations. The prior year data for these line items has been recast accordingly. Product net sales includes all hardware products and royalties associated with these products. Service net sales include Etherios’ consulting services, wireless design services, the Device Cloud by Etherios™, and fees associated with applications development, technical support, training, and other professional and engineering services.
Product net sales for the fourth fiscal quarter of 2013 were $44.6 million compared to product net sales of $44.8 million for the fourth fiscal quarter of 2012, a decrease of $0.2 million. Services net sales for the fourth fiscal quarter of 2013 were $6.8 million compared to services net sales of $2.4 million for the fourth fiscal quarter of 2012, an increase of $4.4 million. Revenue from Etherios, which was acquired on October 31, 2012, was $3.6 million for the fourth fiscal quarter of 2013, all of which is included in service net sales.

Digi International Reports Fourth Fiscal Quarter and Full Year 2013 Results

Revenue from growth products and services in the fourth fiscal quarter of 2013 was $30.2 million, or 58.7% of net sales, compared to $24.1 million, or 51.1% of net sales, in the fourth fiscal quarter of 2012, an increase of $6.1 million or 24.9%. All services revenue of $6.8 million is included in the growth products and services category. The growth products portfolio also includes all wireless products, as well as the ARM-based embedded module product line, which leverages the Device Cloud by Etherios™ platform with both wired and wireless connectivity. Revenue from mature products was $21.2 million, or 41.3% of net sales, in the fourth fiscal quarter of 2013 compared to $23.1 million, or 48.9% of net sales, in the fourth fiscal quarter of 2012, a decrease of $1.9 million or 8.2%.
Revenue in North America was $30.5 million in the fourth fiscal quarter of 2013 compared to $28.0 million in the fourth fiscal quarter of 2012, an increase of $2.5 million or 9.1%. Revenue in EMEA (Europe, Middle East and Africa) was $13.5 million in the fourth fiscal quarter of 2013 compared to $11.3 million in the comparable quarter a year ago, an increase of $2.2 million or 19.1%. Revenue in the Asian countries was $5.9 million in the fourth fiscal quarter of 2013 compared to $6.6 million in the fourth fiscal quarter of 2012, a decrease of $0.7 million or 11.8%. Latin American revenue was $1.5 million in the fourth fiscal quarter of 2013 compared to $1.3 million in the comparable quarter a year ago, an increase of $0.2 million or 13.8%.
Gross profit was $26.0 million in the fourth fiscal quarter of 2013 compared to $24.8 million in the same period of the prior year, an increase of $1.2 million or 4.6%. The gross margin was 50.5% in the fourth fiscal quarter of 2013 compared to 52.5% in the fourth fiscal quarter of 2012. The decrease resulted primarily from services revenues with lower gross margins, as well as other changes in product mix.
Total operating expenses in the fourth fiscal quarter of 2013 were $22.4 million, or 43.6% of revenue, compared to $20.3 million, or 42.9% of revenue, in the fourth fiscal quarter of 2012.  Operating expenses for the fourth fiscal quarter of 2013 included incremental operating expenses for Etherios, partially offset by cost containment measures that were put in place to achieve targeted expense levels that included a restructuring charge of $0.4 million. Operating expenses for the fourth fiscal quarter of 2013 also included $0.4 million for asset impairment charges for identifiable intangible assets.
Digi reported operating income of $3.6 million, or 6.9% of net sales, in the fourth fiscal quarter of 2013 compared to $4.6 million, or 9.6% of net sales, in the fourth fiscal quarter of 2012. Operating income for the fourth fiscal quarter of 2013 included the aforementioned restructuring charge of $0.4 million and the asset impairment charges of $0.4 million.
Net income was $2.0 million in the fourth fiscal quarter of 2013, or $0.08 per diluted share, compared to $2.5 million, or $0.09 per diluted share, in the fourth fiscal quarter of 2012. Net income in the fourth fiscal quarter of 2013 decreased by $0.5 million, net of taxes, or $0.02 per diluted share due to the restructuring charge and the asset impairment charges previously discussed. Net income benefited by $0.1 million in the fourth fiscal quarter of 2013 due to the closure of various jurisdictions' tax matters. Net income in the fourth fiscal quarter of 2012 benefited by $0.3 million, or $0.01 per diluted share, due to the reversal of reserves as a result of the closure of certain tax years and a tax rate reduction in a foreign jurisdiction. Non-GAAP net income for the fourth fiscal quarter of 2013 was $2.4 million, or $0.09 per diluted share, compared to $2.1 million, or $0.08 per diluted share, in the fourth fiscal quarter of 2012. Please refer to the table reconciling net income and net income per diluted share to non-GAAP net income and net income per diluted share that is provided at the end of this earnings release.
Earnings before interest, taxes, depreciation and amortization in the fourth fiscal quarter of 2013 were $5.6 million, or 10.9% of revenue, compared to $6.1 million, or 13.0% of revenue, in the fourth fiscal quarter of 2012.
Business Results for the Twelve Months Ended September 30, 2013
For the twelve months ended September 30, 2013, Digi reported revenue of $195.4 million compared to revenue of $190.6 million for the twelve months ended September 30, 2012, an increase of $4.8 million or 2.5%. Product net sales for fiscal 2013 were $173.1 million compared to $180.5 million in the prior fiscal year, a decrease of $7.4 million, or 4.1%. Services net sales for fiscal 2013 were $22.3 million compared to $10.1 in the prior fiscal year, an increase of $12.2 million, or 120.2%. Services net sales included revenue from Etherios of $11.0 million beginning from November 1, 2012.
Revenue from growth products and services for the twelve months ended September 30, 2013 was $110.8 million, or 56.7% of net sales, compared to $99.3 million, or 52.1% of net sales, in the twelve months ended September 30, 2012, an increase of $11.5 million or 11.6%. All services revenue of $22.3 million is included in the growth products and services category. Revenue from mature products was $84.6 million, or 43.3% of net sales, in the twelve months ended September

Digi International Reports Fourth Fiscal Quarter and Full Year 2013 Results

30, 2013 compared to $91.3 million, or 47.9% of net sales, in the twelve months ended September 30, 2012, a decrease of $6.7 million or 7.3%.
For the twelve months ended September 30, 2013, Digi reported net income of $5.8 million, or $0.22 per diluted share, compared to net income for the twelve months ended September 30, 2012 of $7.6 million, or $0.29 per diluted share. Non-GAAP net income for fiscal 2013 was $6.5 million, or $0.25 per diluted share, compared to $6.8 million, or $0.26 per diluted share in fiscal 2012. Please refer to the table reconciling net income and net income per diluted share to non-GAAP net income and net income per diluted share that is provided later in this earnings release.
Digi's cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $105.7 million at September 30, 2013, a decrease of $14.9 million from September 30, 2012. This decrease was attributable primarily to the acquisition of Etherios and repurchases of common stock. Please refer to the Condensed Consolidated Statements of Cash Flows that are included in this earnings release for additional cash flow details. Digi's current ratio was 7.0 to 1 at September 30, 2013 and 9.5 to 1 at September 30, 2012.
Fourth Fiscal Quarter 2013 Business Highlights:
First Customer Win -- The Social Machine

•
The Social Machine®, the only Connected Product solution on the Salesforce AppExchange, will enable ATEK a preferred business partner for industrial sensing, security, and safety systems, to accelerate its customer company transformation. This customer will transform its current product which wirelessly monitors liquid for tanks into a connected product that will offer preventative customer service by reporting real-time data back via the SalesForce platform. Through salesforce.com, our customer’s support organization will be automatically informed when service is needed, driving operational efficiencies and reinventing customer service as a preventative, rather than reactive, activity.

Continued Awards for The Device Cloud

•
The Device Cloud by Etherios™, won “Best Horizontal Implementation” and “Best Vertical Implementation” awards at the Battle of the Platforms during the M2M Evolution conference in August. The Device Cloud was recognized for its ability to enable organizations to quickly and easily connect any device, manage and control large populations of devices, and drive business process improvements across the organization.

Fourth Fiscal Quarter 2013 Growth Product Wins

•
Almerys, a subsidiary of Orange Business Services, selected the ConnectPort® X3, Digi TransPort® WR41 and Device Cloud by Etherios™ to add wireless functionality to its cardiology telehealth pilot project in the Auvergne region of France. Digi’s remote gateway and Device Cloud enable secure visibility to patient health warning signs in order to facilitate health care decision-making.

•
Deployment of a monitoring system from Quidel, a leading provider of medical diagnostic solutions, that communicates near real-time test results for tracking world-wide influenza outbreaks utilizing the Transport WR21 cellular router and the Device Cloud.

•	A leading manufacturer and provider of irrigation products and services selected the newly released Xbee 900HP for use in its next generation wireless remote for easy control of system operation

•
Rollout of Digi Transport® WR44 RR, an enterprise-class cellular router designed specifically for rugged on-board rail environments providing passenger Internet access and Positive Train Control (PTC), for installations in the Northeast.

•
SteadyServ Technologies’ SaaS based inventory and order management system for the beer industry leverages Digi’s ConnectPort gateway. SteadyServ's iKeg provides real time intelligence via smart phone and tablet-based applications to users throughout the retail, distribution and brewing segments in the $22 billion dollar U.S. draft beer industry. This disruptive solution provides a host of near-real time inventory consumption, depletion, profitability and product mix intelligence and trending information which allows for a marked improvement in operational and supply chain management efficiencies.

Digi International Reports Fourth Fiscal Quarter and Full Year 2013 Results

•
Strategic collaboration with Ericsson that enables M2M Applications in China. Digi and Ericsson have installed a successful power distribution monitoring pilot system for Shandong Power of the State Grid Corporation of China (SGCC). The system is expected to be deployed in five cities across Shandong.

Reconciliation Tables:
Reconciliation of Operating Income to Non-GAAP Operating Income
(In thousands of dollars)

	Three months ended September 30,				Twelve months ended September 30,
	2013		2012		2013		2012
		% of net sales		% of net sales		% of net sales		% of net sales
Operating Income	$3,564	6.9%	$4,554	9.6%	$7,547	3.9%	$10,881	5.7%
Legal settlement	—	—	—	—	1,525	0.8%	—	—
Restructuring reserve	350	0.7%	—	—	313	0.2%	1,259	0.7%
Intangible impairment charge	361	0.7%	—	—	361	0.2%	—	—
Non-GAAP operating income*	$4,275	8.3%	$4,554	9.6%	$9,746	5.0%	$12,140	6.4%
*Percentages presented may not add due to use of rounded numbers.

Reconciliation of Net Income and Net Income per Diluted Share
to Non-GAAP Net Income and Net Income per Diluted Share
(In thousands of dollars, except per share amounts)

	Three months ended September 30,				Twelve months ended September 30,
	2013		2012		2013		2012
Net income and net income per common share, diluted	$2,047	$0.08	$2,462	$0.09	$5,805	$0.22	$7,615	$0.29
Legal settlement, net of taxes	—	—	—	—	991	0.04	—	—
Restructuring reserve, net of taxes	227	0.01	—	—	203	0.01	818	0.03
Gain on sale of investment, net of taxes	—	—	—	—	—	—	(88)	—
Intangible impairment charge, net of taxes	235	0.01	—	—	235	0.01	—	—
Discrete tax benefits for extended research and development tax credit and reversal of tax reserves for closure of various jurisdictions’ tax matters	(129)	—	(329)	(0.01)	(761)	(0.03)	(1,532)	(0.06)
Non-GAAP net income and net income per diluted share *	$2,380	$0.09	$2,133	$0.08	$6,473	$0.25	$6,813	$0.26
Diluted weighted average common shares		26,039		26,188		26,237		26,146
*Earnings per share presented are calculated by line item and certain amounts may not add due to use of rounded numbers.

Digi International Reports Fourth Fiscal Quarter and Full Year 2013 Results

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization
(In thousands of dollars)

	Three months ended September 30,				Twelve months ended September 30,
	2013		2012		2013		2012
		% of net sales		% of net sales		% of net sales		% of net sales
Net sales	$51,369	100.0%	$47,248	100.0%	$195,381	100.0%	$190,558	100.0%
Net income	2,047	4.0%	2,462	5.2%	5,805	3.0%	7,615	4.0%
Interest income, net	(45)	(0.1)%	(64)	(0.1)%	(168)	(0.1)%	(266)	(0.1)%
Income tax provision	1,582	3.1%	1,943	4.1%	2,433	1.2%	3,282	1.7%
Depreciation and amortization	2,000	3.9%	1,795	3.8%	7,877	4.0%	7,815	4.1%
Earnings before interest, taxes, depreciation and amortization	$5,584	10.9%	$6,136	13.0%	$15,947	8.2%	$18,446	9.7%
*Percentages presented may not add due to use of rounded numbers.

Fiscal 2014 Guidance
For the first fiscal quarter of 2014, Digi projects revenue in a range of $48.5 to $50.5 million and net income per diluted share in a range of $0.04 to $0.06.
For the full fiscal year 2014, Digi projects revenue in a range of $200 to $214 million and net income per diluted share in a range of $0.30 to $0.44.
Share Repurchase Program
On October 29, 2013, our Board of Directors authorized a new program to repurchase up to $20 million of our common stock. This new repurchase authorization expires on October 31, 2014 and replaces a similar program under which we were authorized to purchase up to $20 million of our common stock. Under that prior program, which expired on September 30, 2013, we repurchased $14.1 million of our common stock. In connection with this new repurchase authorization, the Board confirmed the expiration of the prior repurchase authorization. Shares repurchased under the new program may be made through open market and privately negotiated transactions from time to time and in amounts that management deems appropriate. The timing of share repurchases will depend upon market conditions and other corporate considerations. There were 25,555,259 shares of common stock outstanding at September 30, 2013.
Fourth Quarter and Year-End 2013 Conference Call Details
Digi invites all those interested in hearing management's discussion of its quarter, on Thursday, October 31, 2013 after market close at 4:30 p.m. ET (3:30 p.m. CT), to join the call by dialing (800) 299-8538 and entering passcode 26162853. International participants may access the call by dialing (617) 786-2902 and entering passcode 26162853. A replay will be available approximately two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international participants and entering access code 50113590 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi's website, www.digi.com. The webcast will remain on our website for one week after the live session is completed.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on Digi International® Inc., please visit www.digi.com/aboutus/investorrelations/.

Digi International Reports Fourth Fiscal Quarter and Full Year 2013 Results

2014 Annual Meeting
Digi will hold its annual meeting of stockholders at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, commencing at 3:30 p.m., Central Daylight Time, on Monday, January 27, 2014.
About Digi International
Digi International is the M2M expert, combining products and services as end-to-end solutions to drive business efficiencies. Digi provides the industry's broadest range of wireless products, a cloud computing platform tailored for devices and development services to help customers get to market fast with wireless devices and applications. Digi's entire solution set is tailored to allow any device to communicate with any application, anywhere in the world. For more information, visit Digi's website at www.digi.com, or call 877-912-3444.
Forward-Looking Statements
This press release contains forward-looking statements that are based on management's current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ongoing shift of our sales efforts to focus more on the delivery of broader based solutions which can be a more complex sales process, has not been a historical sales focus of our company and can involve longer sales cycles than the sale of our legacy hardware products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, the ability to achieve the anticipated benefits and synergies associated with acquisitions, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2012 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes non-GAAP operating income and net income and net income per diluted share data, and earnings before interest, taxes, depreciation and amortization (EBITDA).
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as operating income or net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.

Digi International Reports Fourth Fiscal Quarter and Full Year 2013 Results

We believe that providing GAAP and non-GAAP operating income and net income and net income per diluted share exclusive of legal settlements, restructuring expenses, gain on sale of investments, intangible impairment charges and reversals of tax reserves and discrete tax benefits permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions relating to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of EBITDA as a percentage of net sales is useful to investors because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. Management believes that such information helps investors compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA is used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.

Investor Contacts:

Steve Snyder	Tom Caden
Digi International	Dian Griesel Int'l.
952-912-3637	212-825-3210
Email: steve.snyder@digi.com	Email: tcaden@dgicomm.com
For more information, visit our Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Fourth Fiscal Quarter and Full Year 2013 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2013	2012	2013	2012
Net sales:
Product	$44,594	$44,842	$173,078	$180,434
Service	6,775	2,406	22,303	10,124
Total net sales	51,369	47,248	195,381	190,558
Cost of sales:
Cost of product	21,449	21,100	82,276	84,714
Cost of service	3,957	1,328	12,982	5,507
Total cost of sales	25,406	22,428	95,258	90,221
Gross profit	25,963	24,820	100,123	100,337
Operating expenses:
Sales and marketing	9,453	8,883	40,513	39,242
Research and development	7,529	7,003	30,327	30,767
General and administrative	5,067	4,380	21,423	18,188
Restructuring charges, net	350	—	313	1,259
Total operating expenses	22,399	20,266	92,576	89,456
Operating income	3,564	4,554	7,547	10,881
Other income (expense), net:
Interest income	50	72	210	289
Interest expense	(5)	(8)	(42)	(23)
Other income (expense), net	20	(213)	523	(250)
Total other income (expense), net	65	(149)	691	16
Income before income taxes	3,629	4,405	8,238	10,897
Income tax provision	1,582	1,943	2,433	3,282
Net income	$2,047	$2,462	$5,805	$7,615
Net income per common share:
Basic	$0.08	$0.10	$0.22	$0.30
Diluted	$0.08	$0.09	$0.22	$0.29
Weighted average common shares:
Basic	25,666	25,853	25,956	25,743
Diluted	26,039	26,188	26,237	26,146

Digi International Reports Fourth Fiscal Quarter and Full Year 2013 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands)
(Unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2013	2012	2013	2012
Net income	$2,047	$2,462	$5,805	$7,615
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	1,426	1,101	(1,826)	(3,354)
Change in net unrealized gain (loss) on investments	9	46	(63)	126
Less income tax (provision) benefit	(4)	(20)	24	(51)
Reclassification of realized loss on investments included in net income (1)	—	3	—	15
Less income tax benefit (2)	—	1	—	(4)
Other comprehensive income (loss), net of tax	1,431	1,131	(1,865)	(3,268)
Comprehensive income (loss)	$3,478	$3,593	$3,940	$4,347
(1) Recorded in Other income (expense), net in our Condensed Consolidated Statements of Operations (2) Recorded in Income tax provision in our Condensed Consolidated Statements of Operations.

Digi International Reports Fourth Fiscal Quarter and Full Year 2013 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2013	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$41,320	$60,246
Marketable securities	47,006	58,372
Accounts receivable, net	26,829	24,634
Inventories	26,140	24,435
Deferred tax assets	3,174	3,389
Other	4,835	2,493
Total current assets	149,304	173,569
Marketable securities, long-term	17,389	2,016
Property, equipment and improvements, net	13,910	15,157
Identifiable intangible assets, net	9,728	10,629
Goodwill	103,569	86,209
Deferred tax assets	5,832	5,010
Other	221	494
Total assets	$299,953	$293,084
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,906	$6,040
Income taxes payable	—	1,269
Accrued compensation	7,410	5,744
Accrued warranty	1,063	1,021
Other	3,911	4,118
Total current liabilities	21,290	18,192
Income taxes payable	3,903	3,294
Deferred tax liabilities	415	630
Other noncurrent liabilities	79	111
Total liabilities	25,687	22,227

Total stockholders’ equity	274,266	270,857
Total liabilities and stockholders’ equity	$299,953	$293,084

Digi International Reports Fourth Fiscal Quarter and Full Year 2013 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve months ended September 30,
	2013	2012
Operating activities:
Net income	$5,805	$7,615
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	3,461	3,339
Amortization of identifiable intangible assets	4,416	4,476
Stock-based compensation	3,773	3,727
Excess tax benefits from stock-based compensation	(67)	(198)
Deferred income tax benefit	(2,055)	(2,452)
Bad debt/product return provision	811	500
Inventory obsolescence	1,258	1,413
Intangible impairment charge	361	—
Restructuring charges, net	313	1,259
Other	(85)	13
Changes in operating assets and liabilities (net of acquisition)	(6,243)	(4,565)
Net cash provided by operating activities	11,748	15,127
Investing activities:
Purchase of marketable securities	(67,159)	(72,669)
Proceeds from maturities of marketable securities	63,089	65,533
Proceeds from sale of investment	136	135
Acquisition of business, net of cash acquired	(12,919)	—
Purchase of property, equipment, improvements and certain other intangible assets	(2,886)	(3,953)
Net cash used in investing activities	(19,739)	(10,954)
Financing activities:
Excess tax benefits from stock-based compensation	67	198
Proceeds from stock option plan transactions	2,193	1,072
Proceeds from employee stock purchase plan transactions	1,008	1,041
Purchases of common stock	(14,058)	—
Net cash (used in) provided by financing activities	(10,790)	2,311
Effect of exchange rate changes on cash and cash equivalents	(145)	(922)
Net (decrease) increase in cash and cash equivalents	(18,926)	5,562
Cash and cash equivalents, beginning of period	60,246	54,684
Cash and cash equivalents, end of period	$41,320	$60,246

Supplemental schedule of non-cash investing activities:
Accrual for capitalized intangible asset	$42	$—
Issuance of common stock for business acquisition	$6,741	$—